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                                                                    EXHIBIT 3.17

                             ARTICLES OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION OF
                     NEWPARK SHIPBUILDING AND REPAIR, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Newpark Shipbuilding and Repair, Inc. (hereinafter referred to as the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

         (1) NAME. The name of the Corporation is NEWPARK SHIPBUILDING AND REPAIR, INC.

         (2) AMENDMENT IS ADDITION. The following amendment to Article Seven of the Articles of Incorporation is an addition to Article Seven of the original Articles of Incorporation. The full text of each provision added to Article Seven by this Articles of Amendment to the Articles of Incorporation is as quoted below:


         "Material Action Committee. There shall be a Material Action Committee ("MAC") of the Board of Directors of the Corporation whose members shall consist of at least two (2) directors of the Corporation, one director of whom shall be the "Resources Designated Director," as that term is defined in that certain Shareholders Agreement dated the 29th day of August, 1996, so long as the Corporation's indebtedness to its lender Heller Financial Leasing, Inc. under that certain credit agreement dated the 29th day of August, 1996, remains outstanding."


         "The prior written unanimous consent of all of the members of the MAC of the Board of Directors of the Corporation shall be required for the Board of Directors of the Corporation to authorize the Corporation to take, or cause or permit to be taken, any of the following material actions:

                 (a) An order for relief to be entered with respect to the Corporation or to commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consent to the appointment of or
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                          taking possession by a receiver, trustee or other
                          custodian for all or a substantial part of its property; or,

                 (b)      To make any assignment for the benefit of creditors;
                          or,

                 (c) To adopt any resolution or otherwise authorize action to approve any of the actions referred to above; or,

                 (d) To enter into or consummate any merger or consolidation; or,

                 (e) To liquidate, wind-up or dissolve itself (or suffer or permit any liquidation or dissolution); or,

                 (f) To convey, lease, sell, transfer or dispose of, all or substantially all of its assets."

         "All actions consented to by the MAC of the Board of Directors must be submitted to the Board of Directors for further consideration and vote of the Board of Directors."


         "The foregoing provisions relating to material actions of the Corporation shall not be amended or modified without the prior written consent of the "Resources Designated Director," as that term is defined in that certain Shareholders Agreement dated the 29th day of August, 1996."




         (3) ADOPTION. The above Amendment to the Articles of Incorporation was adopted by the unanimous written consent of all of the shareholders of the Corporation on the 29th day of August, 1996, to be effective on that same date of adoption.


         (4) SHARES. The number of shares of the Corporation outstanding at the time of the adoption of this Amendment to the Articles of Incorporation was 100,000. The number of shares entitled to vote thereon as a class was 100,000, all of which were common stock.




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         (5)     VOTES.  All of the shareholders of the Corporation voted in favor of this Articles of Amendment to the Articles of Incorporation by signing a consent in writing adopting such amendments.

         (6) ISSUED SHARES. This Articles of Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

         (7) STATED CAPITAL. The Articles of Amendment does not effect a change in the amount of stated capital.




DATED: August 29, 1996.




                                           NEWPARK SHIPBUILDING AND REPAIR, INC.




                                           BY:  /s/ DAVID AMMONS
                                              ---------------------------------
                                                David Ammons, Secretary






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